                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-59176 on Form S-4, and Nos. 33-83378, 333-34313, 333-33860, 333-56612, and
333-88270 on Form S-8 of Ameristar Casinos, Inc. of our report dated February 6, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133, and No. 142, Goodwill and Other Intangible Assets), appearing in the Annual Report on Form 10-K of Ameristar Casinos, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
March 28, 2003